Compound Projects, LLC 1-A POS

 Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated June 5, 2020 relating to the consolidated financial statements of Compound Projects, LLC as of December 31, 2019 and for the period from September 23, 2019 (inception) to December 31, 2019 and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC

Denver, CO

October 20, 2020

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com